Exhibit 23.3

Power Systems Research, Inc.

CONSENT OF RESEARCH CONSULTANT

We hereby consent to the inclusion and/or reference of the following data prepared by Power Systems Research, Inc. in the following sections of the Registration Statement on Form S-1 (Registration No. 333-174543) filed by Power Solutions International, Inc. with the United States Securities and Exchange Commission: (1) the industry data presented in the charts under “Business – Industry and Market Overview – Industrial OEM Market” regarding the industrial OEM market in 2010 for water-cooled, multi-cylinder diesel and spark-ignited power systems, broken down by geographic regions for which these systems are purchased, and between diesel and spark-ignited engine power systems; (2) the industry data referenced below these charts under “Business – Industry and Market Overview – Industrial OEM Market” regarding the increasing trend in worldwide demand for spark-ignited power systems within the industrial OEM marketplace; (3) the industry data referenced under “Business – Market Trends – Increasingly Stringent Regulations and Growing Efforts to Reduce Emission” regarding the significant cost increases experienced by industrial OEMs for a comprehensive diesel power system with combustion and aftertreatments incorporated to satisfy new emissions requirements; (4) the industry data presented in the charts under “Business – Market Trends – Increasingly Stringent Regulations and Growing Efforts to Reduce Emission” regarding the anticipated growth over the next several years in sales of water-cooled, multi-cylinder, spark-ignited engines, relative to equivalent diesel engines, in the worldwide industrial OEM market for water-cooled, multi-cylinder diesel and spark-ignited engines; and (5) the industry data presented under “Business – Our Products and Industry Categories – Power Systems for Off-Highway Industrial Equipment – Material Handling – Forklift Trucks” regarding the significant use of spark-ignited liquid propane gas or electric power units in the United States indoor forklift market, as compared to the significant use of diesel for all applications in the Asian and European forklift markets.

In addition, we consent to the reference to Power Systems Research, Inc. under the heading “Experts” in the Registration Statement.

August 25, 2011

POWER SYSTEMS RESEARCH, INC.

/s/ George Zirnhelt
By:	George Zirnhelt
Its:	President